UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On May 30, 2014, Bob Evans Farms, Inc. (“Bob Evans”) issued an external press release responding to a letter issued by Sandell Asset Management Corp. (“Sandell”) on May 30, 2014 regarding Bob Evans confirming its’ good faith request to meet the Sandell nominees. A copy of the Bob Evans press release is filed herewith as Exhibit A.

BOB EVANS CONFIRMS GOOD FAITH REQUEST TO MEET SANDELL NOMINEES

NEW ALBANY, Ohio – May 30, 2014 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today confirmed that it has reached out to the director nominees proposed by Sandell Asset Management, seeking to interview them in a good faith effort to consider their candidacies, as the Company committed to do when Mr. Sandell first proposed them. Consistent with the process taken to consider and evaluate all of its new director candidates, including the four new independent directors added to the Board in the prior two years, the Board’s lead independent director and other independent members of the Board are seeking to meet Mr. Sandell’s nominees. Invitations were sent to Mr. Sandell’s nine nominees on the first business day following the close of the window for stockholder nominations for election to the Company’s Board on May 25, 2014, and representatives of Mr. Sandell were copied on the invitations.

Contrary to the assertions by Mr. Sandell in his press release this morning, Bob Evans offered to settle the pending proxy fight in January, by offering Mr. Sandell the opportunity to consult with the Board in the identification and selection of new independent directors to be added to the Board. Mr. Sandell rejected that offer. Furthermore, since last July, the Company has repeatedly spoken with and sought to engage Mr. Sandell in a constructive dialogue. He and his staff have spoken at length with Bob Evans’ Chief Executive Officer, Steven Davis, and other members of the senior management team, as well as with the Board’s lead independent director, Michael Gasser, and the Board’s independent financial advisors, Lazard. From the beginning, all of Mr. Sandell’s proposals have been thoroughly reviewed by the Board with the assistance of its independent advisors. Additionally, Bob Evans remains actively engaged with shareholders through its investor outreach program, which includes investor conference participation, road shows, regular earnings conference calls and one-on-one follow-up calls.

It is perplexing that Mr. Sandell would ignore these repeated efforts and the good faith attempt to consider his nominees, especially when each of his nominees has already consented to being named in Bob Evans’ own proxy statement as a nominee and to serve as a director if elected. Interviewing them to consider their candidacies is a standard good governance practice, and the Bob Evans Board remains open to pursuing this process in an effort to avoid a wasteful and divisive proxy contest.

A copy of the form of invitation letter that was sent to each nominee follows:

Bob Evans Farms, Inc.

Michael J. Gasser

Lead Independent Director of the Board

8111 Smith’s Mill Road

New Albany, Ohio 43054

May 27, 2014

Via Electronic Mail

[NAME AND ADDRESS]

Dear [NAME]:

On behalf of the Board of Directors (the “Board”) of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”), I am writing to you in connection with the notice sent by Sandell Asset Management Corp. and its affiliates (the “Sandell Group”) to Bob Evans, in which the Sandell Group states its intention to nominate you for election as a director of Bob Evans at the upcoming Annual Meeting of Stockholders.

As the Company has announced, in connection with the Board’s nominations for election at the upcoming Annual Meeting, the Board is carefully considering and evaluating the individuals named by the Sandell Group as nominees for election as directors of Bob Evans. Further to this effort, I would like to invite you to meet with me and certain other independent directors of the Company. We welcome the opportunity to meet with you at the Bob Evans headquarters in New Albany, Ohio, to discuss your experience and qualifications to serve on the Bob Evans Board.

If possible, we would like to schedule our meeting in the afternoon or evening on June 3, June 4 or June 6, or anytime on June 7. We ask that you please reach out to Colin Daly, General Counsel of the Company, at (614) 492-4960 (or via email at colin_daly@bobevans.com) to coordinate the date and time of the meeting.

Separately, in connection with the consideration of a potential candidate for Board service, the Company typically seeks such candidate’s consent (1) to be the subject of a customary credential and background investigation conducted by a third-party investigatory firm retained by the Company, and ultimately if the candidate is to be nominated by the Board (2) to be named in the Company’s proxy statement and proxy card and (3) to serve on the Board if appointed or elected. We appreciate that you have already consented to being named in the Bob Evans proxy materials and to serving on our Board. We would thus request that you please sign and return the enclosed consent form to colin_daly@bobevans.com, or by facsimile at 614-409-2467. The investigation to be performed would be of the same type that was performed in connection with the nomination of each of the three directors that was recently added to our Board.

Thank you in advance.

Sincerely,

Michael J. Gasser

Enclosure

cc:	Colin Daly
David M. Silk, Wachtell, Lipton, Rosen & Katz
Marc Weingarten and David Rosewater, Schulte Roth & Zabel LLP, counsel to the Sandell Group

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 24, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

614-492-4954

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders, filed with the SEC on July 12, 2013. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended April 26, 2013, filed with the SEC on June 21, 2013 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended April 26, 2014 filed on September 3, 2013, December 26, 2013, and March 4, 2014, respectively. Information regarding the respective interests in the Company of Kevin M. Sheehan, Kathy S. Lane and Larry S. McWilliams, appointed as directors of the Company on April 25, 2014, is set forth in the Company’s soliciting material on Schedule 14A filed with the SEC on April 28, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the foregoing filings, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Stockholders will be able to obtain, free of charge, copies of these documents, including any proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.